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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): March 9, 2007

                             CORUS BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)

                         Commission File Number 0-06136

                      Minnesota                               41-0823592
             (State or other jurisdiction                  (I.R.S. Employer
                  of incorporation)                       Identification No.)

       3959 N. Lincoln Ave., Chicago, Illinois                   60613
       (Address of principal executive offices)               (Zip Code)

                                 (773) 832-3088
                         (Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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CORUS BANKSHARES, INC.

ITEM 2.06:   MATERIAL IMPAIRMENTS.

On March 09, 2007, Corus Bankshares, Inc. ("Corus" or the "Company") determined that the recent significant decline in value of the Company's investment in the common stock of Fremont General Corporation ("Fremont") has caused its position in Fremont to be materially impaired. The Company has concluded that this impairment constitutes what is known as an "Other-Than-Temporary" impairment, as defined by generally accepted accounting principals ("GAAP").

The Securities and Exchange Commission (the "SEC") and GAAP articulate several items that may be indicators of an "Other-Than-Temporary" impairment of securities, among them: 1) "The length of the time and the extent to which the market value has been less than cost," 2) "The financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer" or "may impair the earnings potential of the investment," 3) "The discontinuance of a segment of the business that may affect the future earnings potential," or 4) "The intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value."

While Corus has the intent and ability to retain its Fremont investment, Corus believes recent events (as described below in detail) provide strong indications that the Fremont position has suffered an "Other-Than-Temporary" impairment. Therefore - and consistent with SEC staff guidance and reporting requirements, GAAP, and the Company's own policies - Corus anticipates recording a charge in the first quarter of 2007 to reflect the decline in value of the Fremont investment. Importantly, while "Other-Than-Temporary" charges cause the decline in the value of a security to be charged against earnings, any subsequent recovery in value of those same securities would not be booked as income until the security is sold (or in certain other limited circumstances).

Fremont is a financial services holding company that had, until very recently, a substantial business of originating and selling (primarily through its wholly-owned industrial bank, Fremont Investment & Loan) "sub-prime" residential real estate loans. On February 27, 2007, Fremont announced they were postponing the filing of their Annual Report on Form 10-K, which contains their fourth quarter and full-year 2006 results of operations. Through a series of subsequent filings, Fremont announced that it had received, and then subsequently agreed to, a "Cease and Desist Order" (the "Order") from the Federal Deposit Insurance Corporation. The Order is lengthy and appears to impact many areas of Fremont's business and operations. Fremont also announced that as a result of the Order, as well as the "changing competitive dynamics in the sub-prime market," it "intends to exit its sub-prime residential real estate lending operations."

Since their February 27 announcement, Fremont's common stock price has declined from a closing market price of $11.65/share on February 27, 2007 to $7.40/share on March 15, 2007, a 36% decline.

As of December 31, 2006, Corus owned 1.6 million shares of Fremont. During 2007, and since the recent disclosures and decline in Fremont's stock price, Corus has opportunistically purchased an additional 967,000 shares, bringing its total position to 2.5 million shares with an average cost basis of $12.73/share. The Fremont investment is part of a portfolio of financial industry common stocks (held at the holding company) with a value in excess of $200 million.

Corus anticipates recording an "Other-Than-Temporary" impairment charge at the end of the first quarter of 2007 equal to the difference between Corus' cost basis in the stock and the market value at March 31, 2007. Based on the closing price on March 15, 2007 of $7.40/share, Corus would record a pre-tax charge against first quarter 2007 earnings of $14.3 million ($9.3 million on an after-tax basis). To the extent that Fremont's closing stock price on March 31, 2007 differs from the March 15 price, the charge would be adjusted accordingly.

Corus does not believe that the charge to earnings will result in any future cash expenditures.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     CORUS BANKSHARES, INC.
                                     (Registrant)


March 15, 2007                       By:  /s/ Michael E. Dulberg
                                          --------------------------------------
                                          Michael E. Dulberg
                                          Senior Vice President and
                                          Chief Accounting Officer
                                          (Principal Accounting Officer and
                                          duly authorized Officer of Registrant)